UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 28, 2010, AVEO Pharmaceuticals, Inc. (“AVEO”) received notice from Merck & Co., Inc. (“Merck”) of termination of the Research, Development and License Agreement which has an effective date of April 25, 2007 (the “Agreement”) pursuant to Section 12.3 of the Agreement (the “Termination Notice”). Termination of the Agreement is effective as of December 27, 2010. Under the Agreement, Merck was granted worldwide rights to develop and commercialize AV-299 (also known as SCH900105), AVEO’s anti-hepatocyte growth factor antibody candidate. Merck funded all research and development expenses and was obligated to pay development milestones and, as applicable, royalties on product sales. AVEO retained primary responsibility for certain development activities through completion of the first Phase 2 proof-of-concept trial, and for conducting translational research to guide the clinical development of AV-299, as well as the option to co-promote AV-299 in the U.S. for certain oncology indications. The information set forth in Item 8.01 below is incorporated herein by reference.

As of September 28, 2010, Merck owned approximately 5.2% of AVEO’s outstanding common stock.

Item 8.01	Other Events.

On September 30, 2010, AVEO announced that it has regained worldwide rights from Merck (through its subsidiary, Schering Corporation) to develop and commercialize AV-299 pursuant to the Termination Notice. The full text of AVEO’s press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2010

AVEO Pharmaceuticals, Inc.

By:	/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by AVEO on September 30, 2010